EXHIBIT 2

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                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                         Wayne Savings Bancshares, Inc.

                   Wayne Savings Acquisition Subsidiary, Inc.

                          Wayne Savings Community Bank

                                       and

                            Stebbins Bancshares, Inc.

                        Stebbins National Bank of Creston

                          Dated as of October 31, 2003

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................1

ARTICLE II THE MERGER..........................................................7
   2.1      The Corporate Merger and Subsequent Events.........................7
   2.2      Effective Time; Closing............................................8
   2.3      Treatment of Capital Stock.........................................8
   2.4      Shareholder Rights; Stock Transfers................................8
   2.5      Exchange Procedures................................................8
   2.6      Dissenting Shares.................................................10
   2.7      Additional Actions................................................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK..........11
   3.1      Capital Structure.................................................11
   3.2      Organization, Standing and Authority of Seller....................11
   3.3      Ownership of Seller Subsidiaries..................................12
   3.4      Organization, Standing and Authority of Seller Bank...............12
   3.5      Authorized and Effective Agreement................................12
   3.6      Regulatory Reports................................................13
   3.7      Financial Statements..............................................14
   3.8      No Material Adverse Effect........................................14
   3.9      Environmental Matters.............................................15
   3.10     Tax Matters.......................................................15
   3.11     Legal Proceedings.................................................16
   3.12     Compliance with Laws..............................................16
   3.13     Certain Information...............................................17
   3.14     Employee Benefit Plans............................................17
   3.15     Certain Contracts.................................................19
   3.16     Brokers and Finders...............................................20
   3.17     Insurance.........................................................20
   3.18     Properties........................................................20
   3.19     Labor.............................................................21
   3.20     Allowance for Loan Losses.........................................21
   3.21     Material Interests of Certain Persons.............................21
   3.22     Fairness Opinion..................................................21
   3.23     No Undisclosed Liabilities........................................21
   3.24     Loan Portfolio....................................................22
   3.25     Investment Portfolio..............................................23
   3.26     Interest Rate Risk Management Instruments.........................23
   3.27     Interim Events....................................................23
   3.28     Deposits..........................................................23
   3.29     Anti-takeover Provisions Inapplicable.............................24

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   3.30     Registration Obligations..........................................24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK.............24
   4.1      Organization, Standing and Authority of Buyer.....................24
   4.2      Organization, Standing and Authority of Buyer Bank................24
   4.3      Authorized and Effective Agreement................................25
   4.4      Securities Documents and Regulatory Reports.......................26
   4.5      Certain Information...............................................26
   4.6      Financial Resources...............................................26

ARTICLE V COVENANTS...........................................................26
   5.1      Reasonable Best Efforts...........................................26
   5.2      Shareholder Meeting...............................................27
   5.3      Regulatory Matters................................................27
   5.4      Investigation, Confidentiality....................................28
   5.5      Press Releases....................................................29
   5.6      Business of the Parties...........................................29
   5.7      No Other Bids and Related Matters.................................33
   5.8      Current Information...............................................34
   5.9      Indemnification by Buyer; Insurance...............................35
   5.10     Agreement to Vote Shares..........................................36
   5.11     Employees and Employee Benefit Plans..............................36
   5.12     Conforming Entries................................................37
   5.13     Integration of Data Processing....................................38
   5.14     Disclosure Supplements............................................38
   5.15     Failure to Fulfill Conditions.....................................39
   5.16     Environmental Reports.............................................39

ARTICLE VI CONDITIONS PRECEDENT...............................................39
   6.1      Conditions Precedent - Buyer and Seller...........................39
   6.2      Conditions Precedent - Seller.....................................40
   6.3      Conditions Precedent - Buyer......................................41

ARTICLE VII TERMINATION, WAIVER, AMENDMENT AND EXPENSES.......................42
   7.1      Termination.......................................................42
   7.2      Effect of Termination.............................................43
   7.3      Waiver............................................................43
   7.4      Amendment or Supplement...........................................44
   7.5      Expenses..........................................................44

ARTICLE VIII MISCELLANEOUS....................................................45
   8.1      Removal of Personal Property; Transfer of Life Insurance
            Policies..........................................................45
   8.2      Non Survivability of Representations and Warranties...............45
   8.3      Entire Agreement..................................................45
   8.4      No Assignment.....................................................45


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   8.5      Notices...........................................................45
   8.6      Alternative Structure.............................................46
   8.7      Interpretation....................................................47
   8.8      Counterparts......................................................47
   8.9      Governing Law.....................................................47
   8.10     Severability......................................................47
   8.11     Specific Performance..............................................47

         Exhibit A   .............................................Plan of Merger
         Exhibit B   ...................................Agreement to Vote Shares
         Exhibit C   ..............................Stebbins Consulting Agreement

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 31, 2003, is by and among Wayne Savings Bancshares, Inc., a Delaware corporation ("Buyer"), Wayne Savings Acquisition Subsidiary, Inc., a wholly owned subsidiary of Buyer incorporated under the laws of the State of Ohio ("Merger Sub"), Wayne Savings Community Bank, an Ohio-chartered savings and loan association ("Buyer Bank"), and Stebbins Bancshares, Inc., an Ohio corporation ("Seller") and Stebbins National Bank of Creston, a national banking association ("Seller Bank"). Each of Buyer, Merger Sub, Buyer Bank, Seller and Seller Bank is sometimes individually referred to herein as a "Party," and are sometimes collectively referred to herein as the "Parties."

                                    RECITALS

      WHEREAS, Buyer, a registered savings and loan holding company, with principal offices in Wooster, Ohio, owns all of the issued and outstanding capital stock of Buyer Bank, with principal offices in Wooster, Ohio;

      WHEREAS, Seller, a registered bank holding company, with principal offices in Creston, Ohio, owns all of the issued and outstanding capital stock of Seller Bank, with principal offices in Creston, Ohio;

      WHEREAS, the Boards of Directors of the respective Parties hereto deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction contemplated herein in which:
(i) Merger Sub, subject to the terms and conditions set forth herein, shall be merged with and into Seller, with Seller surviving the merger (the "Corporate Merger"), (ii) to be followed by the merger of Seller with and into Buyer, with Buyer surviving the merger (the "Company Merger"), with the result that Seller Bank shall be a wholly owned subsidiary of Buyer, and (iii) Seller Bank shall be merged with and into Buyer Bank, with Buyer Bank surviving the merger (the "Bank Merger") (the Corporate Merger, the Company Merger and the Bank Merger are sometimes collectively referred to as the "Merger"); and

      WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger, and the other transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Affiliate" shall mean, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

      "Agreement" shall mean this Agreement, and any amendment or supplement hereto.

      "Applications" shall mean the applications for regulatory approval from the Regulatory Authorities that are required by the transactions contemplated hereby.

      "BIF" shall mean the Bank Insurance Fund administered by the FDIC or any successor thereto.

      "Buyer" shall mean Wayne Savings Bancshares, Inc., a Delaware corporation.

      "Buyer Bank" shall mean Wayne Savings Community Bank, an Ohio savings and loan association and wholly owned subsidiary of Buyer.

      "Certificate" shall mean any certificate which prior to the Effective Time represented shares of Seller Common Stock

      "Certificate of Merger" shall mean the certificate of merger to be filed with the Ohio Secretary of State with respect to the Corporate Merger.

      "Closing" shall mean the closing of the Corporate Merger on the Closing Date.

      "Closing Date" shall mean the business day determined by Buyer, in its sole discretion, upon five (5) days prior written notice to Seller, but in no event later than fifteen (15) days after the last condition precedent (other than the delivery of certificates or other instruments and documents to be delivered at closing) pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or such other date as to which Buyer and Seller shall mutually agree.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Company Merger" shall mean the contemplated merger of the Surviving Corporation with and into Buyer, with Buyer surviving.

      "Corporate Merger" shall mean the merger of Merger Sub with and into Seller, with Seller surviving.

      "CRA" shall mean the Community Reinvestment Act.


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      "Dissenting Shares" shall mean any shares of Seller Common Stock that have not been voted in favor of the approval of the Company Merger and with respect to which appraisal rights have been perfected in accordance with Section 1701.85 of the Ohio Revised Code.

      "DOJ" shall mean the United States Department of Justice or any successor thereto.

      "Effective Time" shall mean the time of the filing of the Certificate of Merger, or such later time as may be specified in the Certificate of Merger.

      "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

      "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

      "Equity Shortfall Adjustment Amount" shall mean the amount, if any, that the Per Share Merger Consideration will be adjusted. If as of the month end immediately preceding the Effective Time the per share stockholders' equity of Seller, calculated in accordance with GAAP, is less than $184.87, then the Per Share Merger Consideration will be reduced to the extent of such shortfall. In calculating per share stockholders' equity of Seller, the following items shall be excluded: (i) gains on sale of loans and securities held to maturity; (ii) unrealized gains or losses in Seller's available-for-sale securities portfolio;
(iii) extraordinary items of income; (iv) the financial reporting expense arising from conforming entries made by Seller pursuant to a request of Buyer pursuant to Section 5.12(c) hereof; and (v) the financial reporting expense arising from termination fees and charges incurred by Seller related to the data processing conversion pursuant to Section 5.4(c) hereof.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.


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      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Agent" shall mean an exchange agent designated by Buyer, which shall be reasonably acceptable to Seller.

      "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

      "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

      "FRB" shall mean the Board of Governors of the Federal Reserve System.

      "GAAP" shall mean generally accounting principles generally accepted in the United States of America.

      "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

      "include" shall mean "include without limitation."

      "IRS" shall mean the Internal Revenue Service or any successor thereto.

      "Kelcorp Adjustment Amount" shall mean the amount, if any, that the Per Share Merger Consideration will be adjusted as of the Effective Time. At the Effective Time, if the Kelcorp Loans have been paid off in full, the Kelcorp Adjustment Amount will be $0. At the Effective Time, if the Kelcorp Loans have been paid off in part and the remaining principal balance has been reduced to less than $100,000 and the remaining principal balance is secured by collateral with a market value in excess of 200% of the remaining principal balance, the Kelcorp Adjustment Amount will be $0. In all other cases, at the Effective Time, the Kelcorp Adjustment Amount will be $8.40.

      "Kelcorp Loans" shall mean the non-accrual loans to Seller's borrower referred to as "Kelcorp" with an outstanding balance of $415,914 as of June 30, 2003, as described in the loan review prepared by Avalon Financial Services, Ltd.

      "knowledge" when used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or should have been known, by the officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from a Regulatory Authority or any other material written notice received by that Person.

      "Material Adverse Effect" shall mean, with respect to a Party hereto, any effect that is material and adverse to the financial condition, results of operations or business of such Party and its Subsidiaries taken as whole, or that materially impairs the ability of such Party to consummate the Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in GAAP that are generally applicable to the banking or savings industries, (b) expenses incurred in connection with the transactions contemplated hereby, (c) actions or omissions


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of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party or parties in contemplation of the transactions contemplated hereby, or (d) any change in the value of the investment securities portfolio of such Party resulting from a change in interest rates generally.

      "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

      "Merger" shall mean the Corporate Merger, the Company Merger and the Bank Merger.

      "Merger Sub" shall mean Wayne Savings Acquisition Subsidiary, Inc., an Ohio corporation to be organized as a subsidiary of Buyer.

      "Merger Sub Common Stock" shall mean the common stock of Merger Sub.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "OCC" shall mean the Office of the Comptroller of the Currency, the primary regulator of Seller Bank, or any successor thereto.

      "OGCL" shall mean the Ohio General Corporation Law, as amended.

      "OTS" shall mean the Office of Thrift Supervision, or any successor thereto.

      "Participation Facility" shall mean any facility in which Seller (or a Seller Subsidiary) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Per Share Merger Consideration" shall mean $291.32 in cash, without interest, less the Kelcorp Adjustment Amount and less the Equity Shortfall Adjustment Amount.

      "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

      "Plan of Corporate Merger" shall mean the form of Plan of Merger by and between Seller and Merger Sub attached as Exhibit A to this Agreement.

      "Previously Disclosed" shall mean disclosed in a disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.


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      "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.

      "Regulatory Authority" shall mean any agency or department of any Federal, state or local government, including without limitation the OTS, the FDIC, the FRB, the OCC, the Superintendent and the SEC and the respective staffs thereof.

      "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

      "SEC" shall mean the Securities and Exchange Commission, or any successor thereto.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

      "Securities Laws" shall mean the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

      "Seller" shall mean Stebbins Bancshares, Inc., an Ohio corporation.

      "Seller Bank" shall mean Stebbins National Bank of Creston, a national banking association organized under the laws of the United States and the wholly owned subsidiary of Seller.

      "Seller Common Stock" shall mean the common stock of Seller, both voting and nonvoting shares.

      "Seller Employee Plans" shall mean all stock option, employee stock purchase, phantom stock and stock bonus plans, qualified pension, retirement or profit-sharing plans, any deferred compensation, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit or profit sharing plan or agreement, or employment, severance, change-in-control, welfare and fringe benefit plans maintained for the benefit of employees or former employees of Seller, or any Seller Subsidiary, whether written or oral.

      "Seller Financial Statements" shall mean the unaudited consolidated financial statements of Seller as of December 31, 2002 and 2001 and for the three years ended December 31, 2002, including the notes thereto.

      "Seller Regulatory Reports" shall mean the Call Reports of Seller Bank and accompanying schedules, as filed with the OCC, for each calendar quarter beginning with the quarter ended June 30, 2001, through the Closing Date, and all Annual Reports on Form FR Y-6, and any Current


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Report on Form FR Y-6A, filed with the FRB by Seller from December 31, 2001 through the Closing Date.

      "Seller's Shareholder Meeting" shall mean the special or annual meeting of shareholders of Seller to consider and vote upon this Agreement and the transactions contemplated hereby.

      "Superintendent" shall mean the Superintendent of the Ohio Division of Financial Institutions.

      "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

      "Surviving Corporation" shall mean Seller after the Corporate Merger.

      "Surviving Corporation Common Stock" shall mean the shares of common stock of the Surviving Corporation.

                                   ARTICLE II
                                   THE MERGER

2.1   The Corporate Merger and Subsequent Events

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into Seller in accordance with the provisions of Section 1701.78 et. seq. of the OGCL and the Plan of Corporate Merger, and the separate corporate existence of Merger Sub shall cease. Seller shall be the Surviving Corporation of the Corporate Merger, and shall continue its corporate existence under the laws of the State of Ohio as a wholly owned subsidiary of Buyer. The name of the Surviving Corporation shall be as stated in the Articles of Incorporation of Seller immediately prior to the Effective Time. All of the property (real, personal and mixed), rights, powers and duties and obligations of Merger Sub shall be taken and deemed to be transferred to and vested in Seller, as the Surviving Corporation in the Corporate Merger, without further act or deed, all in accordance with the applicable laws of the State of Ohio.

      Immediately following the Corporate Merger, Buyer shall cause the Company Merger to be completed.

      (b) At the Effective Time: the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time; and the Code of Regulations of the Surviving Corporation shall be amended and restated to read in their entirety as the Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter altered, amended or repealed in accordance with applicable law.

      (c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time, each to hold


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

office until his or her successor is elected and qualified or otherwise in accordance with the Articles of Incorporation and Code of Regulations of the Surviving Corporation.

2.2   Effective Time; Closing

      The Corporate Merger shall become effective at the Effective Time. The Certificate of Merger shall be filed as soon after the Closing as is practicable.

2.3   Treatment of Capital Stock

      Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Corporate Merger and without any action on the part of Seller or any holder of shares of Seller Common Stock:

      (a) each outstanding share of Merger Sub Common Stock issued and outstanding immediately before the Effective Time shall automatically convert into a share of Surviving Corporation Common Stock;

      (b) each share of Buyer's capital stock issued and outstanding immediately before the Effective Time shall continue unchanged as the same share of Buyer's capital stock; and

      (c) each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Corporate Merger and without any action of any kind by any person or entity, cease to be outstanding, shall cease to exist and shall be converted into the right to receive the Per Share Merger Consideration; provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares) or Buyer or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall not be converted into the right to receive the Per Share Merger Consideration and shall be canceled and retired without consideration of any kind.

2.4   Shareholder Rights; Stock Transfers

      At the Effective Time, holders of Seller Common Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Per Share Merger Consideration for each share of Seller Common Stock held. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock and if Certificates are presented for transfer after the Effective Time, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Per Share Merger Consideration. No interest shall be paid on the Per Share Merger Consideration.

2.5   Exchange Procedures

      (a) No later than five business days after the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any Certificate a notice and letter of transmittal disclosing the effectiveness of the Corporate Merger and the procedure for exchanging Certificates for the Per Share Merger Consideration. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

      (b) At the Effective Time, Buyer shall make available to the Exchange Agent an amount of cash sufficient to make payments of the Per Share Merger Consideration for each outstanding share of Seller Common Stock.

      (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Per Share Merger Consideration, without interest thereon, for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate that is not surrendered to the Exchange Agent shall, except as otherwise herein provided, evidence ownership of only the right to receive the Per Share Merger Consideration for each share represented by such Certificate.

      (d) Neither Buyer nor the Exchange Agent shall be obligated to deliver the Per Share Merger Consideration until the holder surrenders a Certificate or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Buyer or the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (e) Any portion of the cash delivered to the Exchange Agent by Buyer that remains unclaimed by the shareholders of Seller for six months after the Closing Date shall be delivered by the Exchange Agent to Buyer, and the Exchange Agent's duties hereunder shall terminate. Any shareholders of Seller who have not theretofore surrendered their Certificates shall thereafter look only to Buyer for the Per Share Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Per Share Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Common Stock represented by any Certificate, Buyer and the


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Exchange Agent shall be entitled to deposit any Per Share Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

      (f) Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

      (g) The payment of the Per Share Merger Consideration upon the conversion of Seller Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such Seller Common Stock.

2.6   Dissenting Shares

      (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL.

      (b) Seller shall give Buyer (i) prompt notice of any written objections to the Corporate Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the OGCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

2.7   Additional Actions

      If, at any time after the Effective Time, Buyer or Buyer Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Bank their respective right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Bank acquired or to be acquired by Buyer or Buyer Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Seller or Seller Bank and their respective proper officers and directors shall be deemed to have granted to Buyer or Buyer Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Buyer or Buyer Bank and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of Buyer and Buyer Bank are fully authorized in the name of Seller or Seller Bank or otherwise to take any and all such action.

                                   ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER BANK

      Seller and Seller Bank represent and warrant to Buyer and Buyer Bank that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as Previously Disclosed by Seller on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Seller and Seller Bank have made a good faith effort to ensure that any item Previously Disclosed corresponds to the section reference herein. However, any item Previously Disclosed is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the knowledge of Seller shall include the knowledge of Seller Bank.

3.1   Capital Structure

      (a) The authorized capital stock of Seller consists of 20,000 shares of Seller Common Stock, 17,000 shares of which are nonvoting and 3,000 shares of which are voting, all of which are without par value. There are no other shares of stock of Seller authorized or outstanding. As of the date hereof, 17,850 shares of Seller Common Stock, 1,785 voting and 16,065 nonvoting, are outstanding. There are 715 shares of Seller Common Stock held in treasury, all of which shares are nonvoting. Neither Seller nor any Seller Subsidiary has or is bound by any Rights of any character, including stock options, relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Seller Common Stock, or any other security of Seller or any securities representing the right to vote, purchase or otherwise receive any shares of Seller Common Stock or any other security of Seller. All outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Seller Common Stock has been issued in violation of the preemptive rights of any person, firm or entity.

      (b) Seller owns all of the capital stock of Seller Bank, free and clear of any lien or encumbrance.

3.2   Organization, Standing and Authority of Seller

      Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Seller is a bank holding company, duly registered under the Bank Holding Company Act of 1956, as amended, and subject to the regulation and supervision by the FRB. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Code of Regulations of Seller as in effect as of the date hereof. Except as Previously Disclosed, the respective minute books of Seller and each Seller Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

3.3   Ownership of Seller Subsidiaries

      Seller has Previously Disclosed the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Seller Subsidiary, and Seller Bank is its only Significant Subsidiary. Except for (x) capital stock of Seller Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and (z) securities and other interests which are Previously Disclosed, Seller does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than 5% of any entity. The outstanding shares of capital stock or other ownership interests of each Seller Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned by Seller free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Seller Subsidiaries and there are no agreements, understandings or commitments relating to the right of Seller to vote or to dispose of such capital stock or other ownership interests.

3.4   Organization, Standing and Authority of Seller Bank

      Seller Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States, with full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except to the extent that failure to be licensed or qualified would not have a Material Adverse Effect on Seller. The deposit accounts of Seller Bank are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA and Seller Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder. Seller has heretofore delivered to Buyer true and complete copies of the Articles of Association, as amended, and Bylaws of Seller Bank as in effect as of the date hereof.

3.5   Authorized and Effective Agreement

      (a) Seller has all requisite power and authority to execute and deliver this Agreement and (subject to receipt of all necessary approvals from Regulatory Authorities and the approval of Seller's shareholders of this Agreement) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby, up to and including the Merger, have been approved by the Boards of Directors of Seller and Seller Bank and duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller and Seller Bank, except for the approval of this Agreement by Seller's shareholders and Seller as the sole shareholder of Seller Bank. This Agreement has been duly and validly executed and delivered by Seller and Seller Bank and, assuming due authorization, execution and delivery by Buyer and Buyer Bank, constitutes a legal, valid and binding obligation of Seller and Seller Bank, enforceable against Seller and Seller Bank in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss.1818(b) or by the appointment of a conservator by the FDIC.

      (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Code of Regulations of Seller or the equivalent documents of any Seller Subsidiary, (ii) violates, conflicts with or results in a breach of any term, condition or provision of, or constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or gives rise to any right of termination, cancellation or acceleration with respect to, or results in the creation of any lien, charge or encumbrance upon any property or asset of Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any Seller Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any Seller Subsidiary.

      (c) Except for (i) the filing of the Applications and notices with and the approvals or the non-objections of the FRB, the OTS and the Superintendent, (ii) the adoption of this Agreement and the approval of the Merger by the requisite vote of the shareholders of Seller and Seller Bank, (iii) the filing of the Certificate of Merger with the Secretary of State of Ohio in connection with the Corporate Merger, (iv) the filing of a certificate of merger with the Secretary of State of Ohio in connection with Company Merger; and (v) review of the Merger by the DOJ under federal antitrust laws, no consents, non-objections, or approvals of or filings or registrations with any Regulatory Authority or Governmental Entity or with any third party are necessary on the part of Seller or Seller Bank in connection with (x) the execution and delivery by Seller of this Agreement, or (y) the completion of the Merger.

      (d) Except as Previously Disclosed, as of the date hereof, to Seller's knowledge, there is no reason relating to Seller or Seller Bank (including CRA compliance) why all consents, non-objections and approvals shall not be procured from all Governmental Entities or Regulatory Authorities having jurisdiction over the Merger as shall be necessary for the completion of the Merger and the continuation by Buyer after the Effective Time of the business of each of Seller and Seller Bank, respectively, as such business is carried on immediately prior to the Effective Time.

3.6   Regulatory Reports

      Each of Seller and Seller Bank has duly filed with the FRB, OCC, FDIC and any other applicable federal or state banking authority, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Seller and Seller Bank by the FRB, FDIC, OCC or Superintendent, except as Previously Disclosed, neither Seller nor Seller Bank was required to correct or change any action, procedure or proceeding which, to Seller's knowledge, has not been corrected or changed as required.

3.7   Financial Statements

      (a) Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Financial Statements. The Seller Financial Statements have been prepared in accordance with GAAP, and fairly present or will fairly present, as the case may be, the consolidated financial position, results of operations, changes in shareholders' equity and cash flows of Seller and Seller Subsidiaries on a consolidated basis as of and for the respective periods ended or ending on the respective dates set forth therein.

      (b) Seller has previously delivered or made available to Buyer accurate and complete copies of the Seller Regulatory Reports. The Seller Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of Seller as of and for the periods ended or ending on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

      (c) The books and records of Seller and the Seller Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities and affairs of Seller and the Seller Subsidiaries.

      (d) At the date of each balance sheet included in the Seller Financial Statements or the Seller Regulatory Reports, Seller did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected therein or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate and which are incurred in the ordinary course of business, consistent with past practice.

3.8   No Material Adverse Effect

      Since December 31, 2002, (i) Seller and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that has had or is reasonably likely to have a Material Adverse Effect on Seller.

3.9   Environmental Matters

      (a) Seller and its Subsidiaries are in compliance with all Environmental Laws with respect to real estate owned (or occupied based on long term ground leases) by Seller or Seller Subsidiaries. Neither Seller nor any Seller Subsidiary has received any communication alleging that Seller or any Seller Subsidiary is not in such compliance and, to the knowledge of Seller, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

      (b) To Seller's knowledge, none of the properties owned, leased or operated by Seller or a Seller Subsidiary or any Participation Facility has been or is in violation of or liable under any Environmental Law.

      (c) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Seller or a Seller Subsidiary or any Participation Facility or against any person or entity whose liability for any Environmental Claim Seller or a Seller Subsidiary has or may have retained or assumed either contractually or by operation of law. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Seller's knowledge threatened, before any court, governmental agency or board or other forum relating to or against any loan property of Seller Bank or Participation Interest (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a loan property of Seller Bank or Participation Interest.

      (d) Except in the ordinary course of its loan underwriting activities, Seller has not conducted any environmental studies during the past five years with respect to any properties owned by it or a Seller Subsidiary as of the date hereof.

      (e) To Seller's knowledge, the properties currently owned or operated by Seller or any of the Seller Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

      (f) To Seller's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Seller or any of the Seller Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties owned or operated by Seller or any of the Seller Subsidiaries or any Participation Facility.

3.10  Tax Matters

      (a) Seller and the Seller Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Seller and the Seller Subsidiaries have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns, required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all material taxes for any subsequent periods ending on or prior to the Effective Time. Neither Seller nor any Seller Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

      (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by Seller and its Subsidiaries are complete and accurate in all material respects. Neither Seller nor any Seller Subsidiary is delinquent in the payment of any tax, assessment or governmental charge or has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to Seller or any Seller Subsidiary to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination, tax investigation, deficiency or refund litigation with respect to any such return is pending or, to Seller's knowledge, threatened, and no claim has been made by any authority in a jurisdiction where Seller or any Seller Subsidiary do not file tax returns that Seller or any Seller Subsidiary is subject to taxation in that jurisdiction.

      (c) Seller and each Seller Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Seller and each Seller Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

3.11  Legal Proceedings

      Except as Previously Disclosed, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Seller, threatened against Seller or any Seller Subsidiary or against any asset, interest or right of Seller or any Seller Subsidiary, or, to the knowledge of Seller, against any officer, director or employee of any of them. Neither Seller nor any Seller Subsidiary is a party to any order, judgment or decree that would have a Material Adverse Effect. Neither Seller nor any Seller Subsidiary is a party to any, and there are no pending or, to Seller's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted) or actions challenging the validity or propriety of any of the transactions contemplated by this Agreement, or which could adversely affect the ability of Seller or Seller Bank to perform under this Agreement.

3.12  Compliance with Laws

      (a) Each of Seller and the Seller Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the Merger; and to the knowledge of Seller, no suspension or cancellation of any of the same is threatened.

      (b) Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is in violation of its respective Articles of Incorporation, Code of Regulations, Charter, or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any Governmental Entity (including all regulatory capital requirements), truth-in-lending, usury, fair credit reporting, consumer protection, securities, safety, health, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any Governmental Entity; and, except as Previously Disclosed, neither Seller nor any Seller Subsidiary has received any notice or communication from any Governmental Entity asserting that Seller or any Seller Subsidiary is in violation of any of the foregoing. Except as Previously Disclosed, neither Seller nor any Seller Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.

3.13  Certain Information

      None of the information relating to Seller and its Subsidiaries in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the Seller's Shareholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.14  Employee Benefit Plans

      (a) Seller has Previously Disclosed all Seller Employee Plans and has heretofore delivered to Buyer accurate and complete copies of each (including amendments and agreements relating thereto) together with, in the case of tax-qualified plans, (i) the most recent financial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto. Each Seller Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in Employment Act,, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, , the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Neither Seller nor any Seller Subsidiary has any commitment to create any additional Seller Employee Plan or to modify, change or renew any existing Seller Employee Plan, except in the case of modifying an existing Seller Employee Plan, as may be required by applicable law.

      (b) Neither Seller nor any Seller Subsidiary has maintained a defined benefit plan, as defined in ERISA ss.3(35), since 1990, and any such defined benefit plans maintained before that date have been terminated and liquidated in compliance with procedures imposed by the Code and ERISA.

      (c) Neither Seller nor any Seller Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

      (d) A favorable determination letter has been issued by the IRS with respect to each Seller Employee Plan, which is intended to qualify under Section 401 of the Code to the effect that such Seller Employee Plan, includes all applicable provisions required by ERISA and the Code to be included in the plan and trust documents and that the trust associated with such Seller Employee Plan, is tax exempt under Section 501 of the Code. No such letter has been revoked or, to Seller's knowledge, is threatened to be revoked, and Seller does not know of any ground on which such revocation would likely occur. Neither Seller nor any Seller Subsidiary has any liability under any such Seller Employee Plans, that is not reflected in the Seller Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

      (e) No transaction prohibited by Section 406 of ERISA (and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Seller Employee Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code or otherwise have a Material Adverse Effect on Seller.

      (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Seller Employee Plan or ERISA.

      (g) Neither Seller nor any Seller Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Seller Employee Plan, other than benefits mandated by
Section 4980B of the Code. There has been no communication to employees by Seller or any Seller Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

      (h) There are no pending or, to the knowledge of Seller, threatened claims (other than routine claims for benefits) by, on behalf of or against any of Seller Employee Plans or any trust related thereto or any fiduciary thereof.

      (i) Neither Seller nor any Seller Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under
Section 162(m) of the Code and the regulations issued thereunder.

      (j) The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Seller or any Seller Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code).

3.15  Certain Contracts

      (a) Neither Seller nor any Seller Subsidiary is a party to, is bound or affected by, receives, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by Seller or a Seller Subsidiary (other than in the case of Seller Bank, deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by Seller or a Seller Subsidiary of any obligation, other than by Seller Bank in the ordinary course of its banking business, (ii) except as Previously Disclosed, any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of Seller or a Seller Subsidiary, (iii) any agreement, arrangement or understanding (other than as set forth in this Agreement) pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or a Seller Subsidiary upon execution of this Agreement or upon or following completion of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which Seller or a Seller Subsidiary is obligated to indemnify any director, officer, employee or agent of Seller or a Seller Subsidiary, other than as set forth in Seller Employee Plans and in the Articles of Incorporation, Code of Regulations, Charter, Bylaws or other governing documents of Seller and its Subsidiaries; (v) any agreement, arrangement or understanding to which Seller or a Seller Subsidiary is a party or by which any of the same is bound which limits the freedom of Seller or a Seller Subsidiary to compete in any line of business or with any person; or (vi) except as Previously Disclosed, any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the OCC, FRB, or any other Regulatory Authority (other than those of general applicability issued by Governmental Entities).

      (b) Neither Seller nor any Seller Subsidiary is in default or in non-compliance under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

      (c) Each of Seller and Seller Subsidiaries has all licenses and approvals required by contracts with third parties that required in order to permit each to carry on its business as it is presently being conducted.

3.16  Brokers and Finders

      Except as Previously Disclosed, neither Seller nor any Seller Subsidiary nor any of their respective directors, officers, employees or agents, has employed any broker or finder or incurred any liability or commitment to pay any fees or commissions for any broker or finder fees in connection with the transactions contemplated hereby.

3.17  Insurance

      Each of Seller and its Subsidiaries is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Seller has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Seller under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years Seller has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. All policies of insurance maintained by Seller and each Seller Subsidiary has been Previously Disclosed.

3.18  Properties

      All real property used in the conduct of Seller's business and that of its Subsidiaries whether owned or leased by Seller or any of Seller's Subsidiaries, has been Previously Disclosed. All real and personal property owned by Seller or its Subsidiaries or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and its Subsidiaries in the ordinary course of business consistent with their past practices. Seller and its Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of its properties and assets, real and personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Seller Regulatory Reports and in the Seller Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), except (i) liens for current taxes not yet due or payable, or (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business. All real and personal property which is material to Seller's business and the business of its Subsidiaries on a consolidated basis and leased or licensed by Seller or a Subsidiary of Seller is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Seller Financial Statements. All rents and other amounts due under such leases have been paid; Seller and its Subsidiaries are not in default in any of their covenants or obligations under such leases, the leases are unmodified and in full force and effect, and will not terminate or lapse prior to the Effective Time. All improved real property owned or leased by Seller or its Subsidiaries is in compliance with all applicable zoning laws.

3.19  Labor

      No work stoppage involving Seller or a Seller Subsidiary is pending or, to the knowledge of Seller, threatened. Neither Seller nor a Seller Subsidiary is involved in or, to the knowledge of Seller, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Seller or a Subsidiary. Employees of Seller and Seller Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to Seller's knowledge, there have been no efforts to unionize or organize any employees of Seller or any Seller Subsidiaries during the past five years.

3.20  Allowance for Loan Losses

      The allowance for loan losses reflected in the Seller Financial Statements as of December 31, 2002 was adequate as of such date under GAAP.

3.21  Material Interests of Certain Persons

      Except as Previously Disclosed, no officer or director of Seller, any Seller Subsidiary or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material contract or property (real or personal, tangible or intangible), used in, or pertaining to, the business of Seller or any Subsidiary of Seller. All such Previously Disclosed transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Seller or any Seller Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Seller nor any Seller Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Seller is inappropriate.

3.22  Fairness Opinion

      Seller has received an oral opinion of Austin Associates, LLC, and expects to receive a written opinion from such firm on or before the Seller's Shareholder Meeting, both to the effect that, as of the date thereof, the Per Share Merger Consideration to be received by shareholders of Seller pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.23  No Undisclosed Liabilities

      To Seller's knowledge, Seller and its Subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any material liability for taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Seller or its Subsidiaries giving rise to any such liability) required in accordance with GAAP to be reflected in an audited consolidated balance sheet of Seller, except and to the extent (i) reflected, disclosed or provided for in the Seller Financial Statements, (ii) of liabilities since incurred in the ordinary course of business and (iii) of liabilities incurred in connection with completion of the transactions contemplated by this Agreement.

3.24  Loan Portfolio

      (a)(i) All loans and discounts and accrued interest shown on the Seller Financial Statements or which were entered into after the date of the most recent balance sheet included in the Seller Financial Statements arose out of bona fide arm's-length transactions, were and shall be made for good, valuable and adequate consideration in the ordinary course of the business of Seller and its Subsidiaries, in accordance with sound banking practices, and are not subject to any known defenses, set-offs or counter-claims, including any such as are afforded by usury or truth-in-lending laws, except as may be provided by bankruptcy, solvency or similar laws or by general principles of equity, (ii) the notes or other evidence of indebtedness evidencing such loans (including discounts) and all forms of pledges, mortgages and other collateral documents and security agreements are valid, true and genuine and what they purport to be, and (iii) Seller and its Subsidiaries have complied and shall prior to the Effective Time comply with all laws and regulations relating to such loans.

      (b) Seller has Previously Disclosed a listing, as of the last business day prior to the date of this Agreement, by account, of: (A) all loans (including loan participations) of Seller or any of the Seller Subsidiaries that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of Seller or any of the Seller Subsidiaries that have been terminated by Seller or any of the Seller Subsidiaries during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) all loans, lines of credit and loan commitments as to which Seller or any of the Seller Subsidiaries has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Seller or any of the Seller Subsidiaries to any of their respective borrowers, customers or other parties during the past twelve months wherein Seller or any of the Seller Subsidiaries has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (E) each borrower, customer or other party which has notified Seller or any of the Seller Subsidiaries during the past twelve months of, or has asserted against Seller or any of the Seller Subsidiaries, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of Seller, each borrower, customer or other party which has given Seller or any of the Seller Subsidiaries any oral notification of, or orally asserted to or against Seller or any of the Seller Subsidiaries, any such claim; (F) all loans,
(1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder,
(4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by Seller or any Seller Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. The items Previously Disclosed above may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that there is disclosed for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

3.25  Investment Portfolio

      All investment securities held by Seller or its Subsidiaries, as reflected in the consolidated balance sheets of Seller included in the Seller Financial Statements, are carried in accordance with Financial Accounting Standard 115.

3.26  Interest Rate Risk Management Instruments

      Seller has Previously Disclosed all interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements. All such arrangements and agreements were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies and with counter parties believed to be financially responsible at the time and are legal, valid and binding obligations of Seller or of its Subsidiaries in force in accordance with their terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion), and are in full force and effect. Seller and its Subsidiaries have duly performed all of their obligations thereunder to the extent that such obligations to perform have accrued; and, to Seller's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.27  Interim Events

      Since December 31, 2002, neither Seller nor its Subsidiaries have paid or declared any dividend or made any other distribution to shareholders or taken any action which, if taken after the date hereof, would require the prior written consent of Buyer pursuant to Section 5.6 hereof.

3.28  Deposits

      None of the deposits of Seller or any Seller Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

3.29  Anti-takeover Provisions Inapplicable

      The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other anti-takeover laws or regulations of the State of Ohio. The affirmative vote of at least two-thirds of the issued and outstanding shares of Seller Common Stock is required to approve this Agreement under Seller's Articles of Incorporation and applicable Ohio law.

3.30  Registration Obligations

      Seller Common Stock is not registered under the Exchange Act. Neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER BANK

      Buyer and Buyer Bank represent and warrant to Seller and Seller Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as Previously Disclosed by Buyer on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Buyer and Buyer Bank have made a good faith effort to ensure that any item Previously Disclosed corresponds to the section reference herein. However, any item Previously Disclosed is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the knowledge of Buyer shall include the knowledge of Buyer Bank.

4.1   Organization, Standing and Authority of Buyer

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.

4.2   Organization, Standing and Authority of Buyer Bank

      Buyer Bank is a stock savings and loan association, duly organized, validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer. The deposit accounts of Buyer Bank are insured by the FDIC to the maximum extent permitted by the FDIA and Buyer Bank has paid all deposit insurance premiums and assessments required by the FDIA and the regulations thereunder.

4.3   Authorized and Effective Agreement

      (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its respective obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and Seller Bank, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      (b) Neither the execution and delivery of this Agreement nor completion of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Buyer or the equivalent documents of any Buyer Subsidiary, (ii) violates, conflicts with or results in a breach of any term, condition or provision of, or constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or results in the creation of any lien, charge or encumbrance upon any property or asset of Buyer or any Buyer Subsidiary pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any Buyer Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violates any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any Buyer Subsidiary, except for such violations, conflicts, breaches or defaults under clause (ii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer.

      (c) Except for (i) the filing of the Applications and notices with and the approvals or non-objection of the FRB, the OTS and the Superintendent, (ii) the filing of the Certificate of Merger with the Secretary of State of Ohio in connection with the Corporate Merger, (iii) the filing of a certificate of merger with the Secretary of State of Ohio in connection with the Company Merger, and (iv) review of the Merger by the DOJ under federal antitrust laws, no consents, non-objections, approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Buyer, Merger Sub or Buyer Bank in connection with (x) the execution and delivery by Buyer of this Agreement, and the completion of the transactions contemplated hereby, or (y) the Merger.

      (d) As of the date hereof, to Buyer's knowledge, there is no reason relating to Buyer or Buyer Bank (including CRA compliance) why all consents, non-objections, and approvals shall not be procured from all Governmental Entities having jurisdiction over the Merger as shall be necessary for completion of the Merger.

4.4   Securities Documents and Regulatory Reports

      (a) Buyer has timely filed with the SEC and the NASD all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) Each of Buyer and Buyer Bank has duly filed with the OTS and the Superintendent, as the case may be, the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examinations of Buyer and Buyer Bank by the OTS, FDIC, or Superintendent, neither Buyer nor Buyer Bank was required to correct or change any action, procedure or proceeding which, to Buyer's knowledge, has not been corrected or changed as required.

4.5   Certain Information

      None of the information relating to Buyer and its Subsidiaries supplied or to be supplied by them for inclusion in the Proxy Statement, as of the date such Proxy Statement is mailed to shareholders of Seller and up to and including the date of the Seller's Shareholder Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.6   Financial Resources

      Buyer has funds which are sufficient and available to perform its obligations under this Agreement, and Buyer and Buyer Bank will be, immediately following the Merger, in material compliance with all applicable capital regulations of state and federal banking agencies having jurisdiction.

                                    ARTICLE V
                                    COVENANTS

5.1   Reasonable Best Efforts

      Subject to the terms and conditions of this Agreement, each of Seller and Seller Bank and Buyer (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Merger as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end, including, without limitation,

(A) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither Seller nor any Seller Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of Buyer, and (B) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No Party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement; provided that nothing herein contained shall preclude Buyer or Seller from exercising its rights under this Agreement.

5.2   Shareholder Meeting

      Seller shall take all action necessary to properly call and convene the Seller's Shareholder Meeting as soon as practicable after the date hereof. Subject to the receipt of an updated fairness opinion from its financial advisor as of a date reasonably proximate to the date of the Proxy Statement, the Board of Directors of Seller will recommend that the shareholders of Seller approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of Seller may fail to make such recommendation, or withdraw, modify or change any such recommendation, only in connection with a Superior Proposal (as set forth in Section 5.7 hereof), and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law. Seller shall promptly inform Buyer of any shareholder who makes a written demand upon Seller for an appraisal of his shares of Seller Common Stock in connection with the Corporate Merger. The Proxy Statement will not, at the time the Proxy Statement is mailed to Seller's shareholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

5.3   Regulatory Matters

      (a) Buyer shall promptly cooperate with Seller in Seller's preparation and mailing of the Proxy Statement relating to the Seller's Shareholder Meeting. Seller shall use its reasonable best efforts to have the Proxy Statement approved for mailing in definitive form as promptly as practicable after the date hereof and thereafter Seller shall promptly mail to its shareholders the Proxy Statement.

      (b) Buyer and Buyer Bank will prepare all the Applications and make all filings for, and use their best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, non-objections, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement. Seller will furnish Buyer with all information concerning Seller and Seller Subsidiaries as may be necessary or advisable in connection with any Application or filing made by or on behalf of Buyer to any Regulatory Authority in connection with the transactions contemplated by this Agreement. The information supplied, or to be supplied, by Seller for inclusion in the Applications will, at the time such documents are filed with any Regulatory Authority, be accurate and complete in all material respects.

      (c) Seller and Buyer will promptly furnish each other with copies of all material written communications to, or received by them from any Regulatory Authority, and notice of material oral communications with the Regulatory Authorities, in respect of the transactions contemplated hereby, except information which is filed by either Party which is designated as confidential. The Parties agree that they will consult with each other with respect to obtaining all permits, consents, non-objections, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

5.4   Investigation, Confidentiality

      (a) Seller shall permit Buyer and its representatives reasonable access to its properties and personnel, and shall disclose and make available to Buyer, upon Buyer's reasonable request, all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Seller and Seller Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the Buyer may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the Seller providing such access, not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. In addition, from the date hereof, Seller and each Seller Subsidiary shall permit employees of Buyer or Buyer Bank reasonable access to information relating to problem loans, loan restructurings and loan workouts of Seller and each Seller Subsidiary. From the date hereof, Seller and its Subsidiaries shall make their respective directors, officers, employees and agents and authorized representatives (including counsel) available to confer with Buyer and its representatives and report on the general status of its ongoing operations at such times as Buyer may reasonably request, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly interfere with normal operations. Seller will promptly notify Buyer of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller or any Seller Subsidiary. Representatives of Buyer or Buyer Bank shall be given notice of and shall be entitled to attend meetings of the Boards of Directors of Seller and Seller Bank after the date hereof, provided, that the Chairman of such meetings shall be entitled to exclude such representatives of Buyer or Buyer Bank from discussions at such meetings, if the Board of Directors determines, consistent with the exercise of its fiduciary duties, that it is in the best interests of Seller and its shareholders to exclude such representatives.

      (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the Party furnishing the information until completion of the Merger and, if the Merger shall not occur, the Party receiving the information shall either destroy or return to the Party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten business days prior notice thereof.

      (c) Seller Bank and Buyer Bank shall meet on a regular basis to discuss and plan for the conversion of Seller Bank's data processing and related electronic informational systems to those used by Buyer Bank, which planning shall include, but not be limited to, discussion of the possible termination by Seller Bank of third-party service provider arrangements effective at the Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller Bank shall not be obligated to take any such action prior to the Effective Time and, unless Seller Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Seller Bank takes, at the request of Buyer Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Buyer Bank shall indemnify Seller Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Seller or Seller Bank, or a termination of this Agreement under Section 7.1(g) or (h) hereof.

5.5   Press Releases

      Each of the Parties agrees it will not issue any press release related to this Agreement or the Merger, without first consulting with the other Parties hereto and cooperating in good faith as to the form and substance of public disclosures which may relate to the Merger, provided, however, that nothing contained herein shall prohibit any Party, following notification to the other Parties, from making any disclosure which its counsel deems necessary, provided that the disclosing Party notifies the other Party reasonably in advance of the timing and contents of such disclosure.

5.6   Business of the Parties

      (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, Seller and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. During such period, Seller also will use all reasonable efforts to (x) preserve intact its business organization and that of Seller Bank, (y) keep available to itself and

Buyer the present services of the employees of Seller and Seller Bank and (z) preserve for itself and Buyer the goodwill of the customers of Seller and Seller Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld or as expressly contemplated in this Agreement, between the date hereof and the Effective Time, Seller shall not, and shall cause each Seller Subsidiary not to:

            (i) set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Seller's capital stock;

            (ii) issue any shares of its capital stock; issue, grant, modify or authorize any Rights; purchase any shares of Seller Common Stock; effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization; or change the number of shares of its authorized capital stock;

            (iii) amend its Articles of Incorporation, Code of Regulations or similar organizational documents; impose, or suffer the imposition, on any share of stock or other ownership interest held by Seller in a Subsidiary of any lien, charge or encumbrance or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

            (iv) except as provided herein, increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or increase in any manner the compensation or fringe benefits of, or provide any other new employee benefit or incentive to, any of its directors, officers or employees other than normal salary increases in the ordinary course of business and in accordance with past practice and, with respect to employees other than Stebbins family members, bonus payments in the ordinary course of business and in accordance with past practice, or enter into or amend any employment or consulting agreement or extend the term of or renew any existing employment or consulting agreement;

            (v) enter into or, except as may be required by law and for amendments contemplated by this Agreement, modify any Seller Employee Plan or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

            (vi) except for any commitments Previously Disclosed, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in excess of $200,000; or increase, compromise, extend, renew or modify any existing loan or commitment outstanding in excess of $200,000; or make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in any amount if thereafter the exposure to any one borrower or group of affiliated borrowers (including obligors under loan participations) in the aggregate would exceed $300,000;

            (vii) enter into (w) any transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Seller or a Seller Subsidiary or guarantee by Seller or any Seller Subsidiary of any such obligation, except in the case of Seller Bank for deposits,, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice; (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment, provided that Seller and Seller Bank may employ an employee in the ordinary course of business if the employment of such employee is terminable by Seller or Seller Bank at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

            (viii) change its method of accounting in effect prior to the Effective Time, except as required by changes in laws or regulations or regulatory accounting principles or GAAP , or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

            (ix) make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate, other than pursuant to binding commitments that have been Previously Disclosed and are existing on the date hereof; or enter into any new lease or lease renewal of real property or any new lease or lease renewal of personal property providing for annual payments exceeding $5,000;

            (x) sell or otherwise dispose of the capital stock of Seller Bank, or sell or otherwise dispose of any asset other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any liability or indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

            (xi) acquire in any manner (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, or purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc, or with a remaining term to maturity of more than five (5) years;

            (xii) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

            (xiii) except as necessitated in the reasonable opinion of Seller due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

            (xiv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

            (xv) take any action that would result in any of the representations and warranties of Seller or Seller Bank contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

            (xvi) take any action that would materially impede or delay the completion of the Merger or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement;

            (xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices or to reflect changes in market interest rates;

            (xviii) merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Seller, or any Seller Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by it or any Seller Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

            (xix) make any change in policies with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, or GAAP;

            (xx) acquire any loan participation or loan servicing rights;

            (xxi) engage in any loan transaction with an officer or director;

            (xxii) invest in "high risk" mortgage derivative investments as defined by the Federal Financial Institutions Examination Council other than those held as of the date hereof and Previously Disclosed;

            (xxiii) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

            (xxiv) agree to do any of the foregoing.

      (b) Seller shall promptly notify Buyer in writing of the occurrence of any matter or event known to and directly involving Seller, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Seller.

      (c) Except with the prior written consent of Seller or as expressly contemplated hereby, between the date hereof and the Effective Time, Buyer shall not, and shall cause each Buyer Subsidiary not to:

            (i) take any action that would result in any of the representations and warranties of Buyer contained in this Agreement not to be true and correct in any material respect at the Effective Time or that would cause any of the conditions precedent to effect closing of the transactions contemplated by this Agreement not to be satisfied;

            (ii) take any action that would materially impede or delay the completion of the Merger or the ability of Buyer or Seller to perform its covenants and agreements under this Agreement; or

            (iii) agree to do any of the foregoing.

5.7   No Other Bids and Related Matters

      From and after the date hereof until the termination of this Agreement, neither Seller, Seller Bank nor any Seller Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by Seller or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Seller shall notify Buyer orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters. Provided, however, that nothing contained in this Section 5.7 shall prohibit the Board of Directors of Seller from (i) furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide proposal, to acquire Seller or any Seller Subsidiary pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of Seller receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point of view to Seller's shareholders, (B) the Board of Directors of Seller, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of Seller to comply with its fiduciary duties to shareholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"), (C) Seller promptly notifies Buyer of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Seller or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person or entity an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement that Seller and Buyer entered into; and (D) the Seller's Shareholder Meeting has not occurred, or (ii) prior to the Seller's Shareholder Meeting, failing to make or withdrawing or modifying its recommendation to shareholders, after consultation with and based upon the advice of independent legal counsel, determined in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to shareholders under applicable law. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions contemplated hereunder) involving Seller or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of Seller, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Seller or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

5.8   Current Information

      During the period from the date hereof to the Effective Time, Seller shall, upon the request of Buyer, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Buyer regarding Seller's financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably practicable, Seller will deliver to Buyer each call report or similar report filed by it or Seller Bank with the FRB, FDIC or the OCC within five days of the filing of such call report or similar report. Within 10 days after the end of each month, Seller will deliver to Buyer a copy of Seller Bank's daily statement as of such month-end date.

5.9   Indemnification by Buyer; Insurance

      (a) From and after the Effective Time, Buyer agrees for a period of six years, to indemnify and hold harmless the past and present directors and officers of Seller and its Subsidiaries (the "Indemnified Parties") for all acts or omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified and held harmless under the respective Articles of Incorporation or Code of Regulations of Seller and its Subsidiaries in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation or Code of Regulations of Seller or any Seller Subsidiary as of the date hereof, to the extent permissible under applicable law as of the date hereof, arising out of matters existing or occurring at or prior to the Effective Time, shall survive the Merger and shall continue in full force and effect.

      (b) Any Indemnified Party wishing to claim indemnification under Section 5.9(a) hereof, upon learning of any claim, shall promptly notify Buyer, but the failure to so notify shall not relieve Buyer of any liability it may have to such Indemnified Party except to the extent that such failure materially prejudices Buyer. In the event of any claim, (1) Buyer shall have the right to assume the defense thereof (with counsel reasonably satisfactory to the Indemnified Party) and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if Buyer elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided further that Buyer shall in all cases be obligated pursuant to this Section 5.9(b) to pay for only one firm of counsel for all Indemnified Parties, (2) the Indemnified Parties will cooperate in the defense of any such claim and (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not unreasonably be withheld).

      (c) Seller shall consult with Buyer and Seller and Buyer shall cooperate to obtain and maintain for three years "tail coverage" covering the acts and omissions of the officers and directors of Seller and Seller Bank occurring prior to the Effective Time under the existing directors' and officers' liability insurance policy maintained by Seller at the Effective Time (provided that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable), or through a rider to be added to Buyer's existing directors' and officers' liability insurance policy, at Buyer's expense, provided, however, that in no event shall Buyer be required to expend pursuant to this Section 5.9(c) more than the amount equal to 125% of the current annual amount expended by Seller to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, Seller agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

5.10  Agreement to Vote Shares

      Simultaneous with the execution of this Agreement, Seller shall cause each of its directors to execute an agreement, substantially in the form of Exhibit B hereto, by which each of such directors shall covenant and agree to vote the shares of Seller Common Stock owned by them, (including all shares of Seller Common Stock over which such directors exercise direct or indirect voting control), in favor of this Agreement at the Seller's Shareholder Meeting.

5.11  Employees and Employee Benefit Plans

      (a) Buyer will review all Seller Employee Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Seller and Seller Bank are changed or terminated by Buyer, in whole or in part, Buyer shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated Buyer or Buyer Bank employees (as of the date any such compensation or benefit is provided). All Seller and Seller Bank employees who become participants in a Buyer Employee Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Seller or Seller Bank or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the Buyer's employee stock ownership plan. With respect to employee benefits such as vacation, sick pay and personal days, Seller Bank employees' prior service with Seller, or any Seller Subsidiary, shall be taken into account for purposes of eligibility, vesting and the level of benefit to which the employee is entitled. This Agreement shall not be construed to limit the ability of Buyer or Buyer Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

      (b) In the event of any termination or consolidation of any Seller health plan with any Buyer health plan, Buyer shall make available to employees of Seller or Seller Subsidiary who continue employment with Buyer or a Buyer Subsidiary ("Continuing Employees") and their dependents employer-provided health coverage on the same basis as it provides such coverage to Buyer employees. Unless a Continuing Employee affirmatively terminates coverage under a Seller health plan prior to the time that such Continuing Employee becomes eligible to participate in the Buyer health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Seller health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Buyer and their dependents. In the event of a termination or consolidation of any Seller health plan, terminated Seller employees and qualified beneficiaries will have the right to continued coverage under group health plans of Buyer in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Seller health plan, or consolidation of any Seller health plan with any Buyer health plan, any coverage limitation or exclusion or penalty under the Buyer health plan due to any pre-existing condition shall be waived by the Buyer health plan to the degree that such condition was covered by the Seller health plan and such condition would otherwise have been covered by the Buyer health plan in the absence of such coverage limitation. To the extent that the initial period of coverage for employees of Seller, under any plan of Buyer that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, employees of Seller shall be given credit under the applicable welfare plan for any deductibles and co-insurance payments made by such employees of Seller or under the corresponding welfare plan during the balance of such 12-month period of coverage. All Seller employees who cease participating in a Seller health plan and become participants in a comparable Buyer health plan shall receive credit for any co-payment and deductibles paid under Seller's health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Buyer health plan, upon substantiation, in a form satisfactory to Buyer that such co-payment and/or deductible has been satisfied.

      (c) Any Seller or Seller Bank employee at the Effective Time whose employment with Buyer or Buyer Bank is terminated (other than voluntary termination and termination for nonperformance, negligence, misconduct or other such cause, and other than an employee who is a party to an employment or other written agreement pursuant to which severance is to be paid) shall be entitled to receive a lump sum cash severance payment, payable not later than 20 days after the date of termination of employment (and subject to withholding and other applicable taxes), in an amount equal to two weeks' salary for each year of service with either Seller or Seller Bank, up to a maximum of eight weeks' pay.

      (d) Buyer Bank and James C. Stebbins will enter into a one-year consulting agreement, effective and contingent upon the Effective Time, in the form of Exhibit C hereto.

      (e) Effective as of the Effective Time, Buyer Bank shall establish the Stebbins Advisory Board (the "Advisory Board"). Each person who serves on the Board of Directors of Seller Bank both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and each Advisory Board member shall receive a fee of $1,000 for each quarterly meeting attended. The Advisory Board shall be continued for a period of one year, unless extended by Buyer.

5.12  Conforming Entries

      (a) Seller recognizes that Buyer may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable laws, from and after the date of this Agreement to the Effective Time, Seller and Buyer shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Seller and the Seller Subsidiaries to those policies of Buyer, as specified in each case in writing to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section 5.12.

      (b) Subject to applicable laws and regulations, Seller and Buyer shall consult and cooperate with each other with respect to determining, as specified in a written notice from Buyer to Seller, based upon such consultation and subject to the conditions in subsection (c) of this Section 5.12, the amount and the timing for recognizing for financial accounting purposes Seller's expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger.

      (c) Subject to applicable laws and regulations, Seller shall (i) establish and take such reserves and accruals immediately prior to the Effective Time as Buyer shall reasonably request to conform Seller's loan, accrual and reserve policies to Buyer's policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes: (A) such expenses of the Merger and (B) restructuring charges related to or to be incurred in connection with the Merger, in each case at such times as are reasonably requested by Buyer; provided, however, that on the date such reserves, accruals and charges are to be taken, Buyer shall certify to Seller that all conditions to Buyer's obligation to consummate the Merger set forth in this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing or otherwise to be dated at the Effective Time, the delivery of which shall continue to be conditions to Buyer's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Seller shall not be required to take any such action that is not consistent with regulatory accounting principles.

      (d) No reserves, accruals or charges taken in accordance with this of this
Section 5.12 may be a basis to assert a violation or a breach of a representation, warranty or covenant of Seller herein, nor be considered in connection with the computation of the shareholder equity requirements of Seller as a condition to Buyer's obligation to close as set forth in Section 6.3(e) hereof.

5.13  Integration of Data Processing

      Seller Bank and Buyer Bank shall meet on a regular basis to discuss and plan for the conversion of Seller Bank's data processing and related electronic informational systems to those used by Buyer Bank, which planning shall include, but not be limited to, discussion of the possible termination by Seller Bank of third-party service provider arrangements effective at the Effective Date or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller Bank shall not be obligated to take any such action prior to the Effective Time and, unless Seller Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Seller Bank takes, at the request of Buyer Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Buyer Bank shall indemnify Seller Bank for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Seller or Seller Bank, or a termination of this Agreement under
Section 7.1(g) or (h) hereof.

5.14  Disclosure Supplements

      From time to time prior to the Effective Time, each Party shall promptly supplement or amend any items Previously Disclosed and delivered to the other Party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in items Previously Disclosed to the other Party or which is necessary to correct any information in such items which has been rendered materially inaccurate thereby; no such supplement or amendment to such items shall be deemed to have modified the representations, warranties and covenants of the Parties for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.

5.15  Failure to Fulfill Conditions

      In the event that either of the Parties determines that a condition to its respective obligations to consummate the transactions contemplated may not be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other Party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of such transactions.

5.16  Environmental Reports

      Seller shall have furnished to Buyer before the date of this Agreement any environmental reports related to any property owned or being used by Seller. Buyer, at its sole discretion, may obtain a report of a phase one environmental investigation on real property owned or leased by Seller or its Subsidiaries. If required by the phase one investigation in Buyer's reasonable opinion, Buyer may require a report of a phase two investigation on properties requiring such additional study. Buyer shall have 5 business days from the receipt of any such phase two investigation report to notify Seller of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $100,000 but be less than $500,000 as reasonably estimated by an environmental expert retained for such purpose by Buyer and acceptable to Seller, then the Per Share Merger Consideration shall be reduced by an amount equal to the estimated cost of such remedial or corrective actions divided by the number of issued and outstanding Seller Common Shares (excluding treasury shares). If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be less than $100,000, then Buyer shall be obligated to consummate the Merger, subject to the satisfaction of all other conditions to closing set forth herein, without a reduction in the Per Share Merger Consideration. If such remedial or other corrective actions and measures are or can reasonably be estimated by such environmental expert to be in excess of $500,000, then Buyer or Seller, upon providing not less than 10 business days' notice to the other Party, shall have the right to terminate this Agreement. The costs of the phase one and phase two investigations, if any, shall be borne by Buyer.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1   Conditions Precedent - Buyer and Seller

      The respective obligations of Buyer and Buyer Bank and Seller and Seller Bank to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

      (a) All approvals and consents from any Governmental Entity the approval or consent of which is required for the completion of the Corporate Merger shall have been received and all statutory waiting periods in respect thereof shall have expired; provided, however, that no approval or consent referred to in this
Section 6.1(a) shall be deemed to have been received if it shall include any nonstandard condition or requirement that, in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Buyer that had such condition or requirement been known, Buyer, in its reasonable judgment, would not have entered into this Agreement.

      (b) None of Buyer, Buyer Bank, Merger Sub, Seller or Seller Bank shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal completion of the Corporate Merger.

      (c) No proceeding initiated by any Governmental Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Corporate Merger shall be pending.

6.2   Conditions Precedent - Seller

      The obligations of Seller to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Seller pursuant to Section 7.3 hereof:

      (a) The representations and warranties of Buyer set forth in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

      (b) Buyer shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

      (c) Buyer shall have delivered to Seller a certificate, dated the date of the Closing and signed, without personal liability, by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and (b) hereof have been satisfied.

      (d) Buyer shall have furnished Seller with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 hereof as such conditions relate to Buyer as Seller may reasonably request.

      (e) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Buyer and Buyer Bank, including adoption of this Agreement by the requisite vote of the sole shareholder of Buyer Bank.

6.3   Conditions Precedent - Buyer

      The obligations of Buyer to effect the transactions contemplated hereby shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Buyer pursuant to Section 7.3 hereof:

      (a) The representations and warranties of Seller set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation and warranty which specifically relates to an earlier date.

      (b) Seller shall have performed in all material respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

      (c) Seller and Seller Bank each shall have delivered to Buyer a certificate, dated the date of the Closing and signed, without personal liability, by their respective Presidents and by their respective Chief Financial Officers, to the effect that the conditions set forth in Sections 6.3(a), 6.3(b), 6.3(e) and 6.3(h) hereof have been satisfied.

      (d) Seller shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 hereof as such conditions relate to Seller as Buyer may reasonably request.

      (e) Seller shall have minimum equity capital of $3,100,000 as of the Effective Time, excluding any unrealized gain or loss in the Seller's securities portfolio as noted on the Seller Financial Statements.

      (f) Seller shall have provided Buyer with an accounting of all merger-related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date.

      (g) All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the Corporate Merger shall have been duly and validly taken by Seller and Seller Bank, including adoption of this Agreement by the requisite vote of the shareholders of Seller and Seller as the sole shareholder of Seller Bank.

      (h) Since December 31, 2002, there shall not have occurred any Material Adverse Effect with respect to Seller and no event has occurred or circumstance arisen since that date which has had or is reasonably likely to have a Material Adverse Effect on Seller.

      (i) The holders of not more than 10% of the outstanding shares of Seller Common Stock shall have dissented from the Corporate Merger and preserved, as of the Effective Time, the right to pursue their right of appraisal for the fair value of their shares under applicable law.

                                   ARTICLE VII
                   TERMINATION, WAIVER, AMENDMENT AND EXPENSES

7.1   Termination

      This Agreement may be terminated:

      (a) at any time prior to the Effective Time, by the mutual consent in writing of the Parties, which consent shall have been authorized by the respective Boards of Directors of the Parties;

      (b) at any time prior to the Effective Time, by Buyer in writing if Seller has, or by Seller in writing if Buyer has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within 15 days after written notice of such breach;

      (c) at any time, by either Buyer or Seller in writing, (i) if any Application for prior approval of a Governmental Entity which is necessary to consummate the Corporate Merger is denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such approval, unless within the 25-day period following any such denial or withdrawal a petition for rehearing or an amended Application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(c) if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the Corporate Merger;

      (d) at any time, by either Buyer or Seller in writing, if the shareholders of Seller do not approve this Agreement after a vote taken thereon at the Seller's Shareholder Meeting (or at any adjournment thereof) unless the failure of such occurrence shall be due to the failure of the Party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such Party at or before the Effective Time; and

      (e) by either Buyer or Seller in writing if the Effective Time has not occurred by the close of business on June 30, 2004, provided that this right to terminate shall not be available to any Party whose failure to perform such Party's obligations under this Agreement has been the cause of, or resulted in, the failure of the Corporate Merger to be consummated by such date.

      (f) by Buyer if Seller has received a Superior Proposal, and in accordance with Section 5.7 hereof, the Board of Directors of Seller has entered into an acquisition agreement with respect to the Superior Proposal or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Buyer.

      (g) By Seller if Seller has received a Superior Proposal, and in accordance with Section 5.7 hereof, the Board of Directors of Seller has made a determination to accept such Superior Proposal subject to approval thereof by Seller's shareholders, and simultaneously with the termination of this Agreement pursuant to this subsection Seller enters into an acquisition agreement with respect to the Superior Proposal. Provided, however that Seller shall not terminate this Agreement pursuant to this subsection and enter in a definitive agreement with respect to the Superior Proposal until the expiration of five (5) business days following Buyer's receipt of written notice advising Buyer that Seller has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether Seller intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, Seller shall provide a reasonable opportunity to Buyer during the five-day period to make such adjustments in the terms and conditions of this Agreement as would enable Seller to proceed with the Merger on such adjusted terms.

      For purposes of this Section 7.1, termination by Buyer also shall be deemed to be termination on behalf of the Merger Sub.

7.2   Effect of Termination

      If this Agreement is terminated pursuant to Section 7.1 hereof, this Agreement shall forthwith become void (other than Section 7.5 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Buyer or Seller to the other, except that no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

7.3   Waiver

      Each Party hereto, by written instrument signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the shareholders of Seller) extend the time for the performance of any of the obligations or other acts of the other Party hereto and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Section 7.4 hereof executed after shareholders of Seller have approved this Agreement, shall not modify either the amount or form of the consideration to be provided hereby to the holders of Seller Common Stock upon completion of the Corporate Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

7.4   Amendment or Supplement

      This Agreement may be amended or supplemented at any time by mutual agreement of the Parties hereto, subject to the proviso to Section 7.3 hereof. Any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties hereto.

7.5   Expenses

      (a) Except as otherwise provided in this Agreement, each Party hereto shall bear and pay all costs and expenses ("Costs and Expenses") incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial advisors, consultants, accountants and counsel, and other costs and expenses. Notwithstanding anything in this Section
7.5 to the contrary, if the failure to consummate the Merger shall be due to the willful breach of a representation or warranty by one of the Parties or to the willful failure of one of the Parties to perform or observe its covenants, agreements or obligations set forth herein to be performed or observed by it at or before the Effective Time, then such Party shall pay all Costs and Expenses incurred in connection with this Agreement and the transactions contemplated hereby in addition to any remedies at law or in equity which may be available to the other Party for breach of this Agreement.

      (b) As a condition of Buyer's willingness, and in order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Seller hereby agrees to pay Buyer, and Buyer shall be entitled to payment of a fee of $250,000 (the "Fee"), within five business days after written demand for payment is made by Buyer, following the occurrence of any of the events set forth below:

            (i) Seller terminates this Agreement pursuant to Section 7.1(g) or Buyer terminates this Agreement pursuant to Section 7.1(f); or

            (ii) the entering into a definitive agreement by Seller or Seller Bank relating to a Superior Proposal or the consummation of a Superior Proposal involving Seller or Seller Bank within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Buyer pursuant to
Section 7.1(b) because of a willful breach by Seller or Seller Bank; (ii) the failure of the shareholders of Seller to approve this Agreement after the occurrence of an Acquisition Proposal.

      If demand for payment of the Fee is made pursuant to this Section 7.5(b) hereof and payment is timely made, then Buyer will not have any other rights or claims against Seller, its Subsidiaries, and their respective officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Fee under Section 7.5(b) hereof will constitute the sole and exclusive remedy of Buyer against Seller, its Subsidiaries and their respective officers, directors, attorneys and financial advisors.

                                  ARTICLE VIII
                                  MISCELLANEOUS

8.1   Removal of Personal Property; Transfer of Life Insurance Policies

      (a) Members of the Stebbins family shall be entitled to remove their Previously Disclosed personal property related to Seller Bank subsequent to the Closing and also shall be entitled to have the signage of Seller Bank without charge.

      (b) Seller has Previously Disclosed certain split dollar life insurance policies maintained on the lives of certain Previously Disclosed officers and directors of Seller and Seller Bank and shown in the Seller Financial Statements. Seller Bank has transferred or will transfer such policies to such persons or their affiliates or family members prior to the Effective Time. Seller Bank shall ensure that the transferees of such policies or their affiliates pay the premium amounts due Seller Bank upon the cancellation of the collateral assignments in regard to such policies with the result that the equity position of Seller and Seller Bank shall not be reduced. Such payments of such premium amounts to Seller Bank will be completed prior to December 31, 2003.

8.2   Non Survivability of Representations and Warranties

      The representations and warranties of the Parties contained in Article III and Article IV hereof shall not survive the Effective Time.

8.3   Entire Agreement

      This Agreement, including the documents Previously Disclosed, contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities.

8.4   No Assignment

      None of the Parties may assign any of its rights or obligations under this Agreement to any other Person.

8.5   Notices

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to Buyer:

                Mr. Charles F. Finn
                President and Chief Executive Officer
                Wayne Savings Bancshares, Inc.
                151 North Market Street
                Wooster, Ohio 44691
                Fax (330) 264-5908

         With a required copy to:

                Robert B. Pomerenk, Esq.
                Luse Gorman Pomerenk & Schick
                5335 Wisconsin Ave., NW
                Washington, DC 20015
                Fax (202) 362-2902

                       and

         If to Seller:

                Mr. James C. Stebbins
                Stebbins Bancshares, Inc.
                121 N. Main Street
                P.O. Box 1113
                Creston, Ohio 44217-9639
                Fax (330) 435-6255

         With a required copy to:

                Thomas C. Blank, Esq.
                Werner & Blank, LLC
                7205 West Central Avenue
                Toledo, Ohio  43617
                Fax (419) 841-8380

8.6   Alternative Structure

      Notwithstanding any provision of this Agreement to the contrary, Buyer may: (i) with the written consent of Seller, which shall not be unreasonably withheld, at any time modify the structure of the acquisition of Seller set forth herein, provided that (A) the consideration to be paid to the holders of Seller Common Stock is not thereby changed in kind or reduced in amount as a result of such modification and (B) such modification will not materially delay the closing or jeopardize or delay the receipt of any required approvals of Governmental Entities or any other condition to the obligations of Buyer set forth in Sections 6.1 and 6.3 hereof.

8.7   Interpretation

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.8   Counterparts

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.9   Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to agreements made and entirely to be performed within such jurisdiction.

8.10  Severability

      Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

8.11  Specific Performance

      The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      [Signatures on Next Page]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of October 31, 2003.


                                    Stebbins Bancshares, Inc.

Attest:
/s/ Carol Feller                    By: /s/ James C. Stebbins
----------------------                  ------------------------------
                                        James C. Stebbins
                                        President


                                    Stebbins National Bank

Attest:
/s/ Carol Feller                    By: /s/ James C. Stebbins
----------------------                  ------------------------------
                                        James C. Stebbins
                                        President


                                    Wayne Savings Bancshares, Inc.
Attest:

/s/ Carol Feller                    By: /s/ Charles F. Finn
----------------------                  ------------------------------
                                        Charles F. Finn
                                        President and Chief Executive Officer


                                    Wayne Savings Community Bank
Attest:

/s/ Carol Feller                    By: /s/ Charles F. Finn
----------------------                  ------------------------------
                                        Charles F. Finn
                                        President and Chief Executive Officer

The forgoing Agreement and Plan of Merger is Joined in by:

                                    Wayne Savings Acquisition Subsidiary, Inc.
Attest:
/s/ Carol Feller                    By: /s/ Charles F. Finn
----------------------                  ------------------------------
                                        Charles F. Finn
                                        President and Chief Executive Officer

                                                                       Exhibit A

                                 PLAN OF MERGER

                            STEBBINS BANCSHARES, INC.

                                       and

                   WAYNE SAVINGS ACQUISITION SUBSIDIARY, INC.

      THIS PLAN OF MERGER ("Plan of Merger") is entered into as of the ____ day of_______________, 2003 by and between Stebbins Bancshares, Inc., an Ohio business corporation ("Seller"), and Wayne Savings Acquisition Subsidiary, Inc., an Ohio business corporation ("Merger Sub"), and is joined in by Wayne Savings Bancshares, Inc. ("Buyer"), a Delaware corporation that is the sole stockholder of Merger Sub.

                                R E C I T A L S :

      WHEREAS, Seller and Buyer have entered into an Agreement and Plan of Merger, dated _____________ , 2003, (the "Agreement"), providing for the merger of Merger Sub with and into Seller, with Seller surviving such merger and becoming the wholly owned subsidiary of Buyer;

      NOW, THEREFORE, in consideration of the mutual premises and mutual agreements contained herein and in the Agreement, the Parties hereto have agreed as follows:

                                    ARTICLE I
                                   THE MERGER

      1. At the Effective Time (as defined in Section 2 below), Merger Sub shall merge with and into Seller (the "Merger") pursuant to Section 1701.78 of the Ohio General Corporation Law ("OGCL"). Upon consummation of the Merger, the separate existence of Merger Sub shall cease and Seller shall continue as the surviving corporation (the "Surviving Corporation").

                                   ARTICLE II
                                 EFFECTIVE TIME

      2. The Merger shall become effective immediately following and contingent upon the occurrence of the Closing (as defined in Article I of the Agreement) at the date and time specified in the Certificate of Merger with respect to the Merger (the "Effective Time") as filed with the Ohio Secretary of State.

                                   ARTICLE III
                          NAME OF SURVIVING CORPORATION

      3. The name of the Surviving Corporation shall be Stebbins Bancshares,
Inc.

                                   ARTICLE IV
                ARTICLES OF INCORPORATION AND CODE OF REGULATIONS

      4. The Articles of Incorporation and Code of Regulations of Seller as in effect immediately before the Effective Time shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation at and after the Effective Time.

                                    ARTICLE V
                             DIRECTORS AND OFFICERS

      5. At the Effective Time, the directors and officers of the Surviving Corporation shall be those persons who are serving as directors and officers, respectively, of Merger Sub immediately before the Effective Time.

                                   ARTICLE VI
                        PURCHASE AND CONVERSION OF SHARES
                       AND EXCHANGE OF STOCK CERTIFICATES

      6.1 Treatment of Capital Stock.

      Subject to the provisions of the Agreement and this Plan of Merger, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any shareholder:

            (a) each outstanding share of common stock of Merger Sub, no par value per share ("Merger Sub Common Stock"), shall automatically convert into one share of common stock of the Surviving Corporation, no par value per share ("Surviving Corporation Common Stock"); and

            (b) each share of common stock of Seller, no par value per share ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall, by virtue of the Merger and without any action of any kind by any person or entity, be converted into the right to receive $291.32, in cash without interest, subject to adjustment as provided in the Agreement (the "Merger Consideration"); provided, however, that each share of Seller Common Stock which is owned beneficially or of record by Seller (including treasury shares) or Buyer or any of their respective Subsidiaries (other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted) shall be canceled and retired without consideration or conversion.

      6.2 Shareholder Rights; Stock Transfers.

      At the Effective Time, holders of Seller Common Stock shall cease to be and shall have no rights as shareholders of Seller, other than to receive the Merger Consideration for each share of Seller Common Stock held. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of shares of Seller Common Stock and if Certificates are presented for transfer after the Effective Time, they shall be delivered to Buyer or the Exchange Agent for cancellation against delivery of the Merger Consideration. No interest shall be paid on the Merger Consideration.

      6.3 Exchange Procedures

      (a) No later than five business days following the Effective Time, Buyer shall cause the Exchange Agent to mail or make available to each holder of record of any certificate for shares of Seller Common Stock ("Certificate") a notice and letter of transmittal disclosing the effectiveness of the Merger and the procedure for exchanging Certificates for the Merger Consideration for the cash payment provided for herein. Such letter of transmittal shall specify that delivery shall be effected and risk of loss and title shall pass only upon proper delivery of Certificates to the Exchange Agent.

      (b) From time to time after the Effective Time, Buyer shall make available or cause to be made available to the Exchange Agent amounts of cash sufficient, in the aggregate, to make payments of the Merger Consideration.

      (c) Each holder of any outstanding Certificate (other than holders of Dissenting Shares) who surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Merger Consideration for each share represented by such Certificate. The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange in accordance with normal exchange practices. Each outstanding Certificate which is not surrendered to the Exchange Agent shall, except as otherwise herein provided, evidence ownership of only the right to receive the Merger Consideration for each share represented by such Certificate.

      (d) The Exchange Agent shall not be obligated to deliver the Merger Consideration until the holder surrenders a Certificate as provided herein, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required in each case by the Exchange Agent. If any check is to be issued in a name other than that in which the Certificate is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a check in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (e) Any portion of the cash delivered to the Exchange Agent by Buyer that remains unclaimed by the shareholders of Seller for one year after the Closing Date shall be delivered by the

Exchange Agent to Buyer. Any shareholders of Seller who have not theretofore complied with the provisions hereof with respect the exchange of Certificates shall thereafter look only to Buyer for the Merger Consideration. If outstanding Certificates are not surrendered or the payment for them is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Entity, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any Party to the Agreement shall be liable to any holder of Seller Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Seller to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of Seller Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

      (f) Buyer shall be entitled to deduct and withhold from consideration otherwise payable pursuant to the Agreement and this Plan of Merger to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of the Agreement and this Plan of Merger as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

      6.4 Dissenting Shares

      (a) Any holders of Dissenting Shares shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of the OGCL; provided, however, that if, in accordance with the OGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair value of such shares, such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration. Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the OGCL.

      (b) Seller shall give Buyer (i) prompt notice of any written objections to the Merger and any written demands for the payment of the fair value of any shares, withdrawals of such demands, and any other instruments served pursuant to the OGCL received by Seller and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands under the OGCL. Seller shall not voluntarily make any payment with respect to any demands for payment of fair value and shall not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

      6.5 Additional Actions

      If, at any time after the Effective Time, Buyer shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Buyer or Buyer Bank their respective right, title or interest in, to or under any of the rights, properties or assets of Seller or Seller Bank acquired or to be acquired by Buyer or Buyer Bank as a result of, or in connection with, the Merger, or
(ii) otherwise carry out the purposes of the Agreement and this Plan of Merger, Seller or Seller Bank and their respective proper officers and directors shall be deemed to have granted to Buyer or Buyer Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in Buyer or Buyer Bank and otherwise to carry out the purposes of the Agreement and this Plan of Merger; and the proper officers and directors of Buyer and Buyer Bank are fully authorized in the name of Seller or Seller Bank or otherwise to take any and all such action.

                                   ARTICLE VII
                                EFFECT OF MERGER

      At the Effective Time, Merger Sub shall be merged with and into Seller, with Seller as the Surviving Corporation, and the separate existence of Merger Sub shall cease. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Merger Sub and Seller shall be automatically transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other document of transfer. The Surviving Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the same extent as such rights, interests and powers were held or enjoyed by Merger Sub and Seller, respectively. The Surviving Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Merger Sub and Seller, immediately prior to the Merger, including, without limitation, liabilities for all debts, obligations and contracts of Merger Sub and Seller, respectively, matured or unmatured, whether accrued, absolute, contingent and otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Merger Sub or Seller. All rights of creditors and other obligees and all liens on property of either Merger Sub or Seller shall be preserved, shall be assumed by the Surviving Corporation and shall not be released or impaired.

                                  ARTICLE VIII
                               OTHER DEFINED TERMS

      All terms used in this Plan of Merger shall, unless defined herein, have the meanings set forth in the Agreement. The Agreement is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Plan of Merger and the Agreement.

                                   ARTICLE IX
                                   TERMINATION

      This Plan of Merger shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a permitted termination of the Agreement pursuant to Section 7.1 thereof.

                                    ARTICLE X
                                    EXECUTION

      This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties have caused this Plan of Merger to be executed as of the date first above written.


                                      Stebbins Bancshares, Inc.

Attest:

------------------------------
Secretary
                                      By:
                                          ------------------------------
                                          Charles E. Stebbins
                                          Chairman


Attest                                Wayne Savings Acquisition Subsidiary, Inc

------------------------------
Secretary
                                     By:
                                          ------------------------------

                                                                       Exhibit B

                            AGREEMENT TO VOTE SHARES

October 31, 2003

Wayne Savings Bancshares, Inc.
151 North Market Street
Wooster, Ohio 44691

Ladies and Gentlemen:

      Wayne Savings Bancshares, Inc. ("Buyer"), Wayne Savings Community Bank, Wayne Savings Acquisition Subsidiary, Inc. and Stebbins Bancshares, Inc. ("Seller") and Stebbins National Bank of Creston desire to enter into an agreement of even date herewith (the "Agreement"). Capitalized terms used herein without definition are defined in the Agreement.

      Buyer has required as a condition to its execution and delivery to Seller of the Agreement that the undersigned, being a director of Seller, execute and deliver to Buyer this Letter Agreement.

      Each of the undersigned, in order to induce Buyer to execute and deliver to Seller the Agreement, hereby irrevocably, consistent with the undersigned's fiduciary duties as a director:

      (a) Agrees to be present (in person or by proxy) at all meetings of shareholders of Seller called to vote for approval of the Corporate Merger so that all shares of common stock of Seller then owned by the undersigned will be counted for the purpose of determining the presence of a quorum at such meetings and to vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Seller), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Seller;

      (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Seller, to approve or adopt the Agreement;

      (c) Agrees to use commercially reasonable efforts to cause the Corporate Merger to be consummated;

      (d) Without prior notice to, and the prior approval of, Buyer (which approval may not be unreasonably withheld), agrees not to sell, transfer or otherwise dispose of any common stock of Seller between the date hereof and the record date for the meeting of Seller shareholders to vote on the Corporate Merger;

      (e) In accordance with Section 5.7 of the Agreement, agrees not to solicit, initiate or engage in any negotiations or discussions with any party other than Buyer with respect to any offer, sale, transfer or other disposition of, any shares of common stock of Seller now or hereafter owned by the undersigned, except as may be permitted by Section 5.7; and

      (f) Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

                                   ----------

      This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Letter Agreement.

                                   ----------

      This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                   ----------

      The undersigned intend to be legally bound hereby.

Director Name and Address                     # Shares of Seller Owned

-------------------------                     ---------------------------

-------------------------

-------------------------


-------------------------                     ---------------------------

-------------------------

-------------------------


-------------------------                     ---------------------------

-------------------------

-------------------------


-------------------------                     ---------------------------

-------------------------

-------------------------


-------------------------                     ---------------------------

-------------------------


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-------------------------

                                                                       Exhibit C

                              CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (the "Agreement"), dated as of ______________, 2003, by and between Wayne Savings Community Bank, an Ohio savings and loan association, and James C. Stebbins, an individual residing at _________________ ("Consultant").

                                    RECITALS

      WHEREAS, immediately prior to the Merger (as defined below), Consultant was the President of Stebbins National Bank of Creston, Ohio;

      WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of November __, 2003 (the "Merger Agreement"), by and among Wayne Savings Bancshares, Inc., Wayne Savings Acquisition Subsidiary, Inc., Wayne Savings Community Bank, and Stebbins Bancshares, Inc. and Stebbins National Bank of Creston, the following will occur: (i) Wayne Savings Acquisition Subsidiary, Inc. will merge with and into Stebbins Bancshares, Inc., with Stebbins Bancshares, Inc. as the surviving entity; (ii) Stebbins Bancshares, Inc. will merge with and into Wayne Savings Bancshares, Inc., with Wayne Savings Bancshares, Inc. as the surviving entity, with the result that Stebbins National Bank of Creston will be a wholly owned subsidiary of Wayne Savings Bancshares, Inc., and (iii) Stebbins National Bank of Creston will merge with and into Wayne Savings Community Bank, with Wayne Savings Community Bank as the surviving entity;

      WHEREAS, Wayne Savings Community Bank wishes to engage Consultant as a consultant to Wayne Savings Community Bank, and Consultant is willing to be engaged as a consultant to Wayne Savings Community Bank upon the terms, covenants and conditions of this Agreement.

      NOW, THEREFORE, the parties hereto, in consideration of the foregoing recitals and the mutual covenants and promises set forth herein, do hereby agree as follows:

                             Article 1 - DEFINITIONS

      1.1 Definitions. As used in this Agreement, the following terms have the following meanings. Capitalized terms used but not defined in this Agreement have the meanings given to such terms in the Merger Agreement.

            (a) "Aggregate Fee" means the sum of all fees payable to Consultant under this Agreement during the Contract Term.

            (b) "Beginning Date" means ____________, 200__.

            (c) "Confidential Information" shall mean information disclosed to Consultant or known by Consultant as a consequence of or through his engagement with Wayne Savings Community Bank (including information conceived, originated, discovered, or developed in whole or in part by Consultant) of unique value to Wayne and not generally known in the relevant trade or industry, including, without limitation, information concerning the investment strategies, sales, marketing and selling strategies, pricing techniques, customers and Prospective Customers, identity of key personnel in the employ of customers and Prospective Customers, computer programs, system documentation, special hardware, related software development, manuals, formulae, processes, methods, compositions, ideas, improvements, inventions, intellectual property or other confidential or proprietary information belonging to or relating to the affairs of Wayne or a customer or Potential Customer of Wayne. "Confidential Information" shall not include (i) information in the public domain other than by virtue of a breach of this Agreement by Consultant, (ii) information rightfully received by Consultant from a third party without limitation on disclosure or (iii) information generally made available by Wayne, or a customer of Wayne, to third parties without restriction on disclosure.

            (d) "Consulting Services" has the meaning set forth in Section
2.1(a).

            (e) "Contract Term" has the meaning set forth in Section 2.2.

            (f) "Fee" has the meaning set forth in Section 2.3.

            (g) "Wayne" means any or all of Wayne Savings Bancshares, Inc., Wayne Savings Acquisition Subsidiary, Inc. or Wayne Savings Community Bank, and any direct or indirect Subsidiary of such entities.

            (h) "Prospective Customer" means a person, entity, institution, or organization with which Consultant, Wayne or Stebbins has actively pursued, via proposals, meetings or other written or face-to-face contact, the opportunity to perform services.

            (i) "Stebbins" means either or both Stebbins Bancshares, Inc. and Stebbins National Bank of Creston and any direct or indirect Subsidiaries of such entities.

            (j) "Termination Date" means ___________, 200__.

            (k) "Terminated For Cause" means termination because of the Consultant's personal dishonesty, incompetence, willful misconduct, any breach of duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the industry. For purposes of this paragraph, no act or failure to act on the part of Consultant shall be considered "willful" unless done, or omitted to be done, by the Consultant not in good faith and without reasonable belief that the Consultant's action or omission was in the best interest of the Company.

                Article 2 - SERVICES, COVENANTS AND COMPENSATION

      2.1 Services and Duties; Non-Competition and Corporate Opportunities.

            (a) Services and Duties. Subject to and upon the terms and conditions contained in this Agreement, (i) Wayne Savings Community Bank hereby agrees to engage Consultant as an independent contractor and (ii) Consultant agrees to be engaged by Wayne Savings Community Bank for the Contract Term and to render Consulting Services to Wayne. The Consultant shall assist Wayne Savings Community Bank in connection with any strategic, business or operational issues which may arise during the Contract Term, and any other matters related to the conduct of Wayne's businesses in Stebbins's market area, as Wayne Savings Community Bank may reasonably request (these services shall be referred to as the "Consulting Services.") Without limiting the generality of the foregoing, the Consulting Services will include assisting Wayne Savings Community Bank in the evaluation of business opportunities available to it in the market area formerly served by Stebbins National Bank of Creston and elsewhere, assisting Wayne Savings Community Bank in establishing and fostering a positive relationship between Wayne Savings Community Bank and the communities served by Stebbins National Bank of Creston prior to the Merger, and introducing Wayne Savings Community Bank's representatives to persons in the communities served by Stebbins National Bank of Creston prior to the Merger.

            (b) Non-Competition and Corporate Opportunities. The Consultant agrees that during the Contract Term and for the six month- period following the Termination Date, the Consultant will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in Wayne and Medina Counties in the State of Ohio (a "Competing Business"), provided, however, that this provision shall not prohibit the Consultant from providing independent appraisal services to financial institutions as an independent contractors or owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, or (ii) solicit or induce, or cause others to solicit or induce, any employee of Wayne to leave the employment of such entities. Consultant agrees that during the Contract Term and for a twelve-month period thereafter, Consultant shall not, directly or indirectly, usurp any corporate opportunity of Wayne or engage in any business which would detract from Consultant's ability to apply his best efforts to the performance of his duties hereunder.

      2.2 Contract Term. Consultant's engagement pursuant to this Agreement, and Consultant's obligation to comply with the provisions of Article 4 hereof, shall commence as of the Beginning Date and shall terminate at 5:30 p.m., Ohio time, on the Termination Date (the "Contract Term").

      2.3 Consideration.

            (a) Consideration for Consulting Services and Covenant Not to Compete. In consideration of the obligations and commitments of the Consultant under this Agreement,

Consultant shall be paid an annual fee of Seventy Thousand Dollars ($70,000.00) (the "Fee"), payable in 24 bi-monthly installments during the Contract Term.

            (b) Expenses. Wayne Savings Community Bank shall reimburse Consultant for all reasonable business expenses incurred by Consultant at the request of Wayne Savings Community Bank in accordance with Wayne Savings Community Bank's expense reimbursement policies.

                             Article 3 - TERMINATION

      Wayne Savings Community Bank may terminate Consultant's engagement as a consultant hereunder at any time and for any reason (or for no reason) by delivering to him a written notice of such termination. Such written notice shall terminate Consultant's engagement effective as of the date set forth in the notice and all obligations of the parties hereto under this Agreement shall thereupon terminate, except the obligations of Consultant under Article 4 hereof and the obligations of Wayne Savings Community Bank at Section 2.3 hereof, unless Consultant is Terminated For Cause. In the event Consultant is Terminated for Cause, all obligations of Wayne Savings Community Bank under this Agreement shall terminate. Following Wayne Savings Community Bank's termination of Consultant's engagement hereunder, neither Wayne Savings Community Bank nor Consultant will make any written or oral statement, representation or affirmation to the effect that Consultant is a representative of, or provides services to, Wayne.

               Article 4 - COVENANTS AND AGREEMENTS OF CONSULTANT

      4.1 Non-Disclosure of Confidential Information.

            (a) Consultant recognizes and acknowledges that: (i) from time to time during the course of Consultant's engagement by Wayne Savings Community Bank it will be necessary for Consultant to acquire information which may include, in whole or in part, Confidential Information; (ii) the Confidential Information is the property of Wayne (and in some cases is the property of a customer of Wayne); (iii) the misappropriation or unauthorized use or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to Wayne; and (iv) it is essential to the protection of the goodwill and to the maintenance of the competitive position of Wayne that the Confidential Information be kept secret and that, except as required in Consultant's duties to Wayne Savings Community Bank, Consultant not disclose the Confidential Information to others or use the Confidential Information to Consultant's own advantage or the advantage of others.

            (b) Consultant agrees to hold and safeguard the Confidential Information in trust for Wayne, and its respective successors and assigns, and agrees that he will not, without the prior written consent of Wayne Savings Community Bank, use to Consultant's own advantage or the advantage of others, misappropriate or disclose or make available to anyone for use outside of Wayne at any time during his engagement with Wayne Savings Community Bank hereunder or at any time thereafter, any of the Confidential Information, whether or not developed by Consultant, except as required in the performance of Consultant's duties to Wayne Savings Community Bank.

      4.2 Disclosure of Works and Inventions; Assignment of Patents. Consultant shall disclose promptly to Wayne Savings Community Bank or its nominee any and all works, inventions, discoveries and improvements authored, conceived and made by Consultant during the period of engagement and related to the business or activities of Wayne, and hereby assigns and agrees to assign all his interest therein to Wayne Savings Community Bank or its nominee. Whenever requested to do so by Wayne Savings Community Bank, Consultant shall execute any and all applications, assignments or other instruments which Wayne Savings Community Bank shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect Wayne Savings Community Bank's interest therein. Consultant's obligations under this Section shall continue beyond Consultant's engagement with Wayne Savings Community Bank hereunder with respect to works, inventions, discoveries and improvements authored, conceived or made by Consultant during the period of engagement, and shall be binding upon Consultant's assigns, executors, administrators and other legal representatives.

      4.3 Return of Materials. Upon termination of Consultant's engagement with Wayne Savings Community Bank for any reason whatsoever, including termination or expiration of this Agreement, Consultant shall promptly deliver to Wayne Savings Community Bank all correspondence, drawings, manuals, letters, notes, notebooks, reports, flow-charts, programs, proposals and any documents concerning the customers and Prospective Customers of Wayne, customer lists and lists of Prospective Customers and all other paper and/or electronic documents, records or files, and all copies thereof, relating to the operations, products, processes, business or customers of Wayne and, without limiting the foregoing, will promptly deliver to Wayne Savings Community Bank any and all documents, electronic records or materials containing or constituting Confidential Information.

      4.4 Continuation of Consultant's Obligations Under This Article 4. Consultant's obligations under Sections 4.1, 4.2 and 4.3 shall continue notwithstanding termination of Consultant's engagement hereunder (regardless of the reason for or the cause of such termination) pursuant to Article 3.

            Article 5 - REPRESENTATIONS AND WARRANTIES OF CONSULTANT

      5.1 No Prior Agreements. Consultant represents and warrants to Wayne that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Article 4 hereof. Consultant has been advised by Wayne that at no time should Consultant divulge to or use for the benefit of Wayne any trade secret or confidential or proprietary information of any previous employer, except for such trade secret or confidential or proprietary information that has become the property of Wayne in connection with the Merger.

      5.2 Consultant's Abilities. Consultant represents and warrants to Wayne that his experience and capabilities are such that the provisions of Article 4 of this Agreement, and any enforcement of Article 4 by way of an injunction or similar equitable remedy, will not prevent him from earning a livelihood. Consultant further acknowledges that he has been advised and he understands that his breach of any of the provisions of Article 4 of this Agreement will cause Wayne serious and irreparable injury and cost.

      5.3 Opportunity for Review by Counsel. Consultant represents and warrants to Wayne that he has been provided with the opportunity to have this Agreement reviewed by Consultant's counsel.

      5.4 Reasonableness of Restrictions. Consultant agrees that: (i) the provisions of this Agreement are necessary and reasonable to protect Wayne's Confidential Information, business interests and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Article 4 are reasonable and necessary to protect Wayne's business interests and goodwill;
(iii) the consideration provided for Consultant under this Agreement in exchange for Consultant's agreement to abide by the provisions of Article 4 is fair and adequate; (iv) in the event of any breach of any of the covenants set forth in
Article 4, Wayne would suffer serious and irreparable harm and would not have an adequate remedy at law for such breach; and (v) Consultant agrees that in the event he breaches Article 4, Wayne will be entitled to, in addition to any remedy available at law, injunctive or similar equitable relief to prevent any further breach of Article 4 of this Agreement.

                            Article 6 - MISCELLANEOUS

      6.1 Authorization to Modify Restrictions; Remedies.

            (a) It is the intention of the parties that the provisions hereof shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder thereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.

            (b) In the event of a breach by Consultant of the terms of this Agreement, Wayne Savings Community Bank shall be entitled, if it shall so select, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Consultant and to enjoin Consultant from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Consultant acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that Wayne Savings Community Bank shall be entitled to injunctive relief against him in the event of any breach.

      6.2 Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a writing signed by each of them.

      6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio, except to the extent that Federal law shall be deemed to preempt such laws.

      6.4 Arbitration. Except for an action by Wayne for temporary, preliminary or permanent injunctive relief, or for a similar equitable remedy, to restrain breach of this Agreement by Consultant, any dispute arising hereunder, including, but not limited to, matters of validity, interpretation, and application, shall be determined exclusively by and through final and binding arbitration in the State of Ohio, each party hereto expressly and conclusively waiving its right to proceed to a judicial determination with respect to the merits of such arbitrable matters. Such arbitration shall be conducted in accordance with any applicable rules of the American Arbitration Association then in effect before an arbitrator selected by Wayne and the Consultant. If for any reason arbitration under the rules of the American Arbitration Association cannot be initiated, the necessary arbitrator shall be selected by a court of competent jurisdiction. It is expressly understood and agreed by the parties that a party may compel arbitration pursuant to this Section 6.4 through an action for specific performance and that any award entered by the arbitrator may be enforced, without further evidence or proceedings, in any court of competent jurisdiction. All reasonable legal fees paid or incurred by Consultant pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by Wayne, provided that the dispute or interpretation has been settled by Consultant and Wayne or resolved in the Consultant's favor.

      6.5 Agreement Binding; Assignment. The obligations of both parties under this Agreement shall be binding on their respective heirs, executors, legal representative, successors and assigns and shall inure to the benefit of any heirs, executors, legal representatives, successors and assigns of the parties hereto; provided that the rights and duties of Wayne Savings Community Bank and Consultant under this Agreement shall not be assigned without the prior written consent of the other party.

      6.6 Counterparts; Section Headings; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 2.1(b) of this Agreement with respect to Wayne and Medina Counties shall be deemed to be separate covenants with respect to each of the above counties, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to the other county. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary, the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable. The section headings of this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any of the provisions hereof. All signatures of signatories to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such signatory whose signature it reproduces, and will be binding upon such signatory.

      6.7 Status of Consultant. During the Contract Term, the Consultant shall not be an employee of Wayne. The Consultant shall have no authority to act as an agent of Wayne, except on authority specifically so delegated, and he shall not represent to the contrary to any person. The Consultant shall only consult, render advice and perform such tasks as the Consultant determines in good faith are necessary to achieve the results specified by Wayne. He shall not direct the work of any employee of Wayne, or make any management decisions, or undertake to commit Wayne to any course of action in relation to third persons. Although Wayne may specify the results to be achieved by the Consultant and may control and direct him in that regard, Wayne shall not control or direct the Consultant as to the details or means by which such results are accomplished.

      6.8 Taxes. It is understood that the consulting fees paid to the Consultant hereunder in respect of Consulting Services rendered during the Contract Term shall constitute revenue to the Consultant. To the extent consistent with applicable law, Wayne will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. The Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

      6.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered mail, first class postage paid, return receipt requested, or any other delivery service with proof of delivery:

                  if to Wayne Savings Community Bank, to:

                           Wayne Savings Community Bank
                           151 North Market Street
                           Wooster, Ohio 44691
                           Telecopy: (330) 264-5908
                           Attention: Charles F. Finn, President
                           and Chief Executive Officer

                  with a copy to:

                           Luse Gorman Pomerenk & Schick, PC
                           5335 Wisconsin Avenue, NW
                           Washington, DC 20015
                           Telecopy: (202) 362-2902
                           Attention: Robert B. Pomerenk, Esq.

            if to Consultant, at the address set forth in the preamble or to such other address or to such other person as either party hereto shall have last designated by written notice to the other party, with a copy to:

                           Werner & Blank, LLC
                           7205 West Central Avenue
                           Toledo, Ohio 43617
                           Telecopy: (419) 841-8380
                           Attention: Thomas C. Blank, Esq.

      6.7 Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of Wayne Savings Community Bank.

                            [SIGNATURES ON NEXT PAGE]

            CONSULTANT ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS
                   THE FOREGOING PROVISIONS OF THIS AGREEMENT.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed by their duly authorized officers the day and year first above written.

                                Consultant:


                                ------------------------------------------
                                James C. Stebbins

                                Wayne Savings Community Bank


                                By:
                                    --------------------------------------
                                    President and Chief Executive Officer